Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Evogene Ltd. (“Evogene”) for registration of 2,000,000 of Evogene’s ordinary shares issuable under its 2013 Share Option Plan of our report dated May 5, 2015 with respect to the consolidated financial statements of Evogene Ltd. and its subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission on April 30, 2015.

May 5, 2015 Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer, A Member of E & Y Global